Exhibit 1

Japan Finance Corporation

This description of Japan Finance Corporation is dated September 8, 2010 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE CORPORATION.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Japan Finance Corporation (“JFC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JFC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JFC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 7, 2010 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was 83.90 = $1.00, and the noon buying rate on September 3, 2010 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 84.45 = $1.00.

References in this document to fiscal years of JFC are to the 12-month periods commencing on April 1 of the year indicated, except that references to the fiscal year ended March 31, 2009 refer to (1) the six-month fiscal period ended September 30, 2008 of Japan Bank for International Cooperation (the predecessor to JFC) (the “Predecessor”), which was its last fiscal period, and (2) the six-month fiscal period ended March 31, 2009 of JFC, which was its first fiscal period.

References in this document to “JBIC” are to “Japan Bank for International Cooperation, the international arm of JFC”, under which name JFC conducts its international financial operations.

Figures in tables included in this document may not add up to totals due to rounding.

JAPAN FINANCE CORPORATION

JFC is a joint stock corporation organized under the laws of Japan. JFC was established on October 1, 2008, and succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of the Predecessor, and also succeeded to the assets, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of the National Life Finance Corporation, Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to Japan Finance Corporation Law (Law No. 57 of 2007), as amended (the “JFC Act”). The assets and obligations of the Overseas Economic Cooperation Operations of the Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to operate under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Act. The Predecessor and the Other Predecessors were abolished as of October 1, 2008.

JFC carries out the operations provided in the JFC Act and other laws. Under Article 41 of the JFC Act, Article 18 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and Article 17 of the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products, JFC is required to separate the accounting for each category of the operations as follows.

•	Operations described in Item (1) under Article 41 of the JFC Act (the “Micro Business and Individual Operations”).

•	Operations described in Item (2) under Article 41 of the JFC Act (the “Agriculture, Forestry, Fisheries and Food Business Operations”)

•	Operations described in Item (3) under Article 41 of the JFC Act (the “SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)”)

•	Operations described in Item (4) under Article 41 of the JFC Act (the “Securitization Support Programs (Purchase-type Operation)”)

•	Operations described in Item (5) under Article 41 of the JFC Act (the “Credit Insurance Programs”)

•	Operations described in Item (6) under Article 41 of the JFC Act (the “JBIC Operations”)

•

Operations described in Article 16 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of U.S. Forces Japan”)

•	Operations described in Item (7) under Article 41 of the JFC Act (the “Crisis Response Operations”)

•

Operations described in Article 6 of the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products (the “Domestic Operations for Energy and Environment Support”)

JFC succeeded to the JBIC Operations from the Predecessor, and to the other operations except the Crisis Response Operations and the Domestic Operations for Energy and Environment Support from the Other Predecessors. The Crisis Response Operations and the Domestic Operations for Energy and Environment Support were added to JFC’s operations after its establishment. (JFC’s operations other than the JBIC Operations and the Financial Operations for Facilitating Realignment of U.S. Forces Japan are referred to herein as the “Domestic Financial Operations”.)

JBIC’s Operations

JBIC Operations

As the international arm of JFC, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of the international as well as Japanese economy: (a) promoting overseas development and securement of resources which are strategically important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming, and (d) taking appropriate measures with respect to disruptions to international financial order.

In order to execute the above missions, JBIC provides multi-faceted support for the development of developing countries and Japan to meet their increasingly diverse financing needs through and integral combination of the following seven operations by way of financing instruments such as lending, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

•	Export Loans

Export loans provide funds to support exports of equipment by Japanese companies and overseas transfer of their technologies.

•	Import Loans

Import loans provide funds to support imports of oil, LNG, iron ore and other strategically important materials to Japan. Apart from resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs, such as aircraft.

•	Overseas Investment Loans

Investment loans provide funds to support overseas investment projects undertaken by Japanese companies for manufacturing, resource development, and other business ventures.

•	Untied Loans

Untied loans provide funds to support improvements in the overseas business environment to facilitate Japanese trade, investments and other overseas business activities. Untied loans also support projects undertaken by foreign governments and government agencies.

•	Bridge Loans

Bridge loans provide short-term financing for developing country governments facing balance-of payments difficulties to enable them to ride out temporary strains in foreign currency management.

•	Equity Participation

Equity participation is equity investment in overseas joint ventures involving Japanese companies, or funds in which Japanese companies participate.

•	Studies and Research Activities

JBIC conducts studies and research to support its operations

Financial Operations for Facilitating Realignment of U.S. Forces Japan

The Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan was passed in May 2007 as a special legislation related to the (then) Japan Bank for International Cooperation Law, authorizing JBIC to provide financial services for facilitating the realignment of U.S. Forces Japan as exceptional measures.

Following the passing of the FY2010 budget bill on March 24, 2010, JBIC recently established the Finance Department for Facilitating Realignment of U.S. Forces Japan, and set up a separate account for the financial services by such Department, segregating it from JFC’s other accounts.

The financial services are equity investments, loans and other operations necessary for projects (such as the public-private partnerships of family housing and infrastructure projects associated with the relocation of U.S. marine force personnel and their dependents to Guam) to facilitate the realignment of U.S. Forces Japan, but there is no equity and loan provision for FY2010.

Domestic Financial Operations

Apart from the JBIC Operations and the Financial Operations for Facilitating Realignment of U.S. Forces Japan, JFC conducts the Domestic Financial Operations aimed at micro business and individuals, agriculture, forestry, fisheries and food business, small and medium enterprises and to facilitate appropriate measures against crises.

•	Micro Business and Individual Operations

JFC provides a wide range of loans closely related to people’s lives, such as Business Loans to micro/small enterprises, Educational Loans for people who have to deal with education related-expenses, and Loans Secured by Pensions, etc.

•	Agriculture, Forestry, Fisheries and Food Business Operations

JFC provides loans for business funds at long-term and low interest rates, and helps those who are engaged in agriculture, forestry, fisheries and food industry develop their business operations through support services such as management consultations, matching services and provision of technical information. With these services, the business intends to promote the reinforcement of agriculture, forestry and fisheries in Japan, and support stable supply of safe and good-quality of foods.

•	SME Loan Programs and Securitization Support Programs (“Guarantee-type Operation”), Securitization Support Programs (“Purchase-type Operation”), and Credit Insurance Programs

JFC provides smooth supply of business funds for Small Medium Enterprises (“SMEs”) through “Loan Programs,” “Securitization Support Programs” and “Credit Insurance Programs,” to support growth and development of SMEs. Loan Programs supply stable, long-term funds that are essential for the promotion of SME business and yet found difficulties for private financial institutions to supply on a commercial basis. Securitization Support Programs support private financial institutions in their endeavors based on securitization methods. Credit Insurance Programs focus on the acceptance of insurance on CGC guaranteed liabilities associated with loans to SMEs.

•	Crisis Response Operations

JFC provides a certain credit to designated financial institutions at the time of occurrence of crises certified by competent ministers such as financial disorder, large-scale disasters and other similar events both at home and abroad.

•	Domestic Operations for Energy and Environment Support

Pursuant to the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products (Law No. 38 of 2010), JFC commenced the “Domestic Operations for Energy and Environment Support” beginning on August 16, 2010. Through this operation, JFC provides low-interest, long-term financing (two-step loans) for companies that develop or manufacture energy and environmentally friendly products, including electric vehicles, storage batteries, photovoltaic panels etc.

CAPITALIZATION

The capitalization of JFC as of March 31, 2010 was as follows:

As of March 31, 2010
(millions of yen)
Borrowings	¥21,220,659
Short-term Bonds payable	—
Bonds payable	5,949,515
Total Borrowings (Note 1)	27,170,175
Capital and Reserves:
Capital Stock	3,251,797
Capital Surplus	2,405,103
Special reserve for administrative improvement funds	181,500
Legal capital surplus	2,223,603
Retained earnings	(1,222,398)
Legal retained earnings	728,808
Other retained earnings	(1,951,207)
Shareholders’ equity	4,434,501

Total Capitalization	¥31,604,677

Notes:

(1)	Includes current maturities

The capitalization of JBIC as of March 31, 2010 was as follows:

As of March 31, 2010
(millions of yen)
Borrowings	¥5,267,246
Short-term Bonds payable	—
Bonds payable	2,598,954
Total Borrowings (Note 1)	7,866,200
Capital and Reserves:
Capital Stock	1,055,500
Capital Surplus	—
Special reserve for administrative improvement funds	—
Legal capital surplus	—
Retained earnings	759,218
Legal retained earnings	726,011
Other retained earnings	33,207
Shareholders’ equity	1,814,718

Total Capitalization	¥9,680,919

Notes:

(1)	Includes current maturities

OPERATING RESULTS FOR THE FISCAL YEAR ENDED MARCH 31, 2010

Overall Operations

Set forth below are the operating results of the JBIC Operations and the Other Domestic Financial Operations for the fiscal year ended March 31, 2010:

	(In millions of yen)

		Domestic Financial Operations
	JBIC Operations	Micro Business and Individual Operations	Agriculture, Forestry, Fisheries and Food Business Operations	SME Loan Programs and Securitization support Programs (Guarantee-type Operation)
Ordinary Income	¥191,178	¥169,007	¥72,277	¥125,359
Ordinary profit/losses	27,823	(49,237)	(1,831)	(10,010)
Net income/losses	33,207	(50,098)	0	(10,250)
Total Assets	11,866,899	7,200,351	2,739,242	5,969,993
Loans and bills discounted	8,771,342	7,141,568	2,647,339	5,958,595
Acceptances and guarantees	1,977,071	—	395	16,508

	Domestic Financial Operations			Adjustment among accounts	JFC Total
	Securitization Support Programs (Purchase-type Operation)	Credit Insurance Programs	Crisis Response Operations
Ordinary Income	¥444	¥159,918	¥33,355	¥(461)	¥751,079
Ordinary profit/losses	(1,186)	(998,800)	(85,510)	—	(1,118,754)
Net income/losses	(1,186)	(999,052)	(85,510)	—	(1,112,890)
Total Assets	23,904	2,674,717	5,159,153	(52)	35,634,209
Loans and bills discounted	—	—	4,659,746	—	29,178,591
Acceptances and guarantees	—	—	—	—	1,993,974

JFC’s ordinary income for the fiscal year ended March 31, 2010 was ¥751.0 billion yen. This was attributable primarily to interest income including interest on loans and discounts, which amounted to ¥543.7 billion, to insurance premiums, which amounted to ¥156.5 billion, and to receipts from the national budget, which amounted to ¥36.0 billion.

JFC’s ordinary expenses for the fiscal year ended March 31, 2010 was ¥1,869.8 billion. This was attributable primarily to expenses on insurance claims amounting to ¥869.5 billion, provision of reserve for insurance policy liabilities amounting to ¥421.6 billion, interest expense, including interest on borrowings and bonds, amounting to ¥321.5 billion, general and administrative expenses amounting ¥133.0 billion, provision of allowance for loan losses amounting to ¥149.1 billion, and provision of reserve for compensation losses amounting to ¥84.3 billion. JFC recorded ordinary loss of ¥1,118.7 billion for the fiscal year ended March 31, 2010.

For the fiscal year ended March 31, 2010, JFC incurred a net loss of ¥1,112.8 billion.

JBIC Operations

The ordinary income of the JBIC Operations for the fiscal year ended March 31, 2010 was ¥191.1 billion. This was attributable primarily to interest income which amounted to ¥179.3 billion, reflecting temporary measures undertaken in response to the global financial crisis, such as JBIC’s commitments to Emergency Projects to Support Overseas Operations.

The ordinary expenses of the JBIC Operations for the fiscal year ended March 31, 2010 was ¥163.3 billion. This was attributable primarily to interest expenses, amounting to ¥122.3 billion, which mostly reflected interest expenses for borrowings.

For the fiscal year ended March 31, 2010, JFC recorded ordinary profit of ¥27.8 billion and net income of ¥33.2 billion for the JBIC Operations.

Set forth below are the operating results of the JBIC Operations and the Other Domestic Financial Operations for the six months ended March 31, 2009:

	(In millions of yen)

	JBIC Operations	Domestic Financial Operations
		Micro Business and Individual Operations	Agriculture, Forestry, Fisheries and Food Business Operations	SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)
Ordinary Income	¥97,740	¥87,283	¥39,331	¥64,522
Ordinary profit/losses	19,929	(19,007)	(1,362)	(27,070)
Net income/losses	26,838	(18,750)	—	(26,934)
Total Assets	9,756,961	7,291,149	2,812,228	5,452,322
Loans and bills discounted	7,243,068	7,190,817	2,721,183	5,419,813
Acceptances and guarantees	1,650,329	—	59	41,637

	Domestic Financial Operations			Adjustment among accounts	JFC Total
	Securitization Support Programs (Purchase-type Operation)	Credit Insurance Programs	Crisis Response Operations
Ordinary Income	¥318	¥91,873	¥909	¥(253)	¥381,725
Ordinary profit/losses	(259)	(632,895)	(3,431)	—	(664,096)
Net income/losses	(259)	(632,876)	(3,431)	—	(655,414)
Total Assets	26,924	1,200,900	1,461,710	(96)	28,002,099
Loans and bills discounted	—	—	1,430,113	—	24,004,996
Acceptances and guarantees	—	—	—	—	1,692,026

JFC’s ordinary income for the six months ended March 31, 2009 (its first fiscal period) was ¥381,725 million. This was attributable primarily to interest income, which amounted to ¥259,849 million. A significant portion of JFC’s interest income related to such income in the JBIC Operations (¥93,554 million) and in the operations aimed at small and medium enterprises (¥53,836 million).

JFC’s ordinary expenses for the six months ended March 31, 2009 was ¥1,045,821 million. This was attributable primarily to insurance claims, amounting to ¥717,264 million, relating to credit insurance provided in the operations aimed at small and medium enterprises.

For the six months ended March 31, 2009, JFC incurred net loss of ¥655,414 million, which was attributable primarily to the operations aimed at small and medium enterprises.

JBIC Operations

The ordinary income of the JBIC Operations for the six months ended March 31, 2009 was ¥97,740 million. This was attributable primarily to interest income, which amounted to ¥93,554 million, reflecting measures undertaken in response to the global financial crisis, and financing and other assistance provided to large-scale natural resource and infrastructure projects. (The Predecessor recorded ¥120,386 million of interest income in its international financial account for the six months ended September 30, 2008, and such interest income was ¥340,867 million for the year ended March 31, 2008.)

The ordinary expenses of the JBIC Operations for the six months ended March 31, 2009 was ¥77,810 million. This was attributable primarily to interest expense, amounting to ¥66,011 million, which mostly reflected interest expense for JFC’s borrowings and outstanding debt securities. (The Predecessor recorded ¥88,863 million of interest expense in its international financial account for the six months ended September 30, 2008, and such interest expense amounted to ¥273,771 million for the year ended March 31, 2008.)

For the six months ended March 31, 2009, JFC recorded net income of ¥26,838 million for the JBIC Operations.

BUSINESS

Missions

The JFC Act provides that JFC’s purpose is to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of national life, by taking responsibility for (i) the financial function to provide fund procurement assistance to the general public, small and medium enterprises and those engaged in agriculture, forestry and fishery and (ii) the financial function to promote overseas development and securement of resources which are important for Japan and to maintain and improve the international competitiveness of Japanese industries and to promote the overseas business having the purpose of preserving the global environment, such as preventing global warming, also providing (iii) the financial services which are necessary to take appropriate measures with respect to disruptions to domestic or international financial order or damages caused by large-scale natural disasters, acts of terrorism, medical epidemics, etc., and furthermore enabling financial institutions, such as banks, to provide such necessary financial services in a timely and smooth manner, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

Government Control and Supervision

The JFC Act requires the Japanese Government, at all times, to hold all of the outstanding shares of JFC. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Minister of Finance, Minister of Health, Labor and Welfare, Minister of Economy, Trade and Industry, and Minister of Agriculture, Forestry and Fisheries in accordance with Article 64 of the JFC Act, and the Financial Operations for Facilitating Realignment of U.S. Forces Japan are subject to the supervision of the Minister of Finance and the Minister of Defense in accordance with Article 22 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFC’s annual budget of revenues and expenditures.

Overview of JFC’s Operations

Under the JFC Act, JFC conducts the JBIC Operations, the Financial Operations for Facilitating Realignment of U.S. Forces Japan and the Domestic Financial Operations separately from one another. For budget and accounting purposes, the JFC Act, the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products sets forth nine separate accounts, two of which relates to JBIC’s Operations and the other seven of which relate to the Domestic Financial Operations. The JFC Act, the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products contemplates that each of these nine accounts is to be administered separately from one another, and generally a transfer of funds from one account to another is not permitted. The JFC Act, the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan and the Bill on the Promotion of Businesses to Develop and Manufacture Energy and Environmentally Friendly Products further provides that our capital and reserves as well as appropriation of earnings are to be separately accounted for each of the nine accounts.

In terms of financing activities, JFC makes borrowings and issues debt securities for specific account(s). Proceeds from such borrowings or debt securities issuances are applied only to the specified account(s). Also, funds for interest and principal payments for such indebtedness are provided only from the specified account(s), and funds from other accounts cannot, in principal, be applied to such payments.

The account for JBIC Operations is required to conduct sound and efficient operations based on the following two principles: that repayments from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”) and that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JFC Act.

According to the Structural Plan for Policy Based Finance Reform, dated June 27, 2006, which was decided by the Headquarters for the Promotion of Policy-Based Finance Reform and the Headquarters for the Promotion of Administrative Reform, both of which were established by Cabinet Decisions pursuant to Japanese law, there has been the recognition that the operations of the Other Predecessors, which now constitute the Domestic Financial Operations, (i) received certain amounts of financial assistance from the government and had levels of equity capital ratio that were relatively lower than that of the Predecessor’s operations (now the JBIC Operations), and (ii) procured nearly all of their funds from the domestic market and did not necessarily need to be recognized in the international market. With respect to the Domestic Financial Operations, when the JFC Act was enacted, the two houses of the Japanese Diet passed accompanying resolutions stating that such domestic operations needed to appropriately meet the financing needs of the general public, persons engaged in small and medium enterprises and persons engaged in agriculture, forestry and fishery, and that necessary and sufficient fiscal and other measures would be provided for that purpose.

Overview of JBIC’s Operations

Outstanding Loans in the JBIC Operations

JBIC’s total commitments for the year ended March 31, 2010 amounted to ¥2,657 billion, and the outstanding balance as of March 31, 2010 was ¥8,818 billion.

The following table sets forth, as of the dates indicated, the total amounts of loans outstanding provided by JBIC, by type of credit and geographical distribution:

Loans Outstanding by Type of Credit and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2009		2010
	(In millions of yen)		(In millions of yen)
EXPORT LOANS
Asia	¥492,296	6.8%	¥441,044	5.0%
The Pacific	—	—	—	—
Europe	76,403	1.0%	71,853	0.8%
The Middle East	177,230	2.4%	159,034	1.8%
Africa	52,022	0.7%	44,635	0.5%
North America	—	—	—	—
Latin America	100,412	1.4%	88,857	1.0%
International Organizations, etc.	2,821	0.0%	2,809	0.0%

Total	¥901,183	12.4%	¥808,231	9.2%

IMPORT LOANS
Asia	27,629	0.4%	23,396	0.3%
The Pacific	81,412	1.1%	77,579	0.9%
Europe	22,031	0.3%	20,128	0.2%
The Middle East	463,036	6.4%	441,786	5.0%
Africa	7,684	0.1%	4,777	0.1%
North America	96,629	1.3%	210,999	2.4%
Latin America	17,091	0.2%	14,617	0.2%
International Organizations, etc.	10	0.0%	5	0.0%

Total	715,521	9.8%	793,287	9.0%

OVERSEAS INVESTMENT LOANS
Asia	1,127,715	15.5%	1,157,372	13.1%
The Pacific	255,299	3.5%	287,050	3.3%
Europe	616,759	8.5%	1,100,822	12.5%
The Middle East	972,170	13.4%	1,086,085	12.3%
Africa	108,689	1.5%	142,532	1.6%
North America	269,303	3.7%	512,778	5.8%
Latin America	813,843	11.2%	827,617	9.4%
International Organizations, etc.	8,811	0.1%	672,124	7.6%

Total	4,172,590	57.3%	5,786,381	65.6%

UNTIED LOANS
Asia	618,086	8.5%	569,795	6.5%
The Pacific	188	0.0%	141	0.0%
Europe	69,828	1.0%	56,496	0.6%
The Middle East	34,176	0.5%	46,921	0.5%
Africa	10,814	0.1%	39,430	0.4%
North America	—	—	—	—
Latin America	402,423	5.5%	385,569	4.4%
International Organizations, etc.	270,987	3.7%	235,557	2.7%

Total	1,406,502	19.3%	1,333,909	15.1%

GOVERNMENTAL LOANS(1)
Asia	16,085	0.2%	16,011	0.2%
The Pacific	—	—	—	—
Europe	1,163	0.0%	1,099	0.0%
The Middle East	18,883	0.3%	19,037	0.2%
Africa	3,725	0.1%	3,226	0.0%
North America	—	—	—	—
Latin America	14,468	0.2%	12,622	0.1%
International Organizations, etc.	—	—	—	—

Total	54,323	0.7%	51,996	0.6%

INVESTMENTS
Asia	8,729	0.1%	11,039	0.1%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	4,811	0.1%
Latin America	—	—	—	—
International Organizations, etc.	21,850	0.3%	28,442	0.3%

Total	30,579	0.4%	44,293	0.5%

Total loans outstanding	¥7,280,698	100.0%	¥8,818,096	100.0%

The following table sets forth the new loan commitments made by JBIC, by type of credit and geographical distribution in accordance with JBIC’s system of classification for the periods indicated.

Credit Commitments by Type of Credit and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2009		2010
	(In millions of yen)		(In millions of yen)
EXPORT LOANS
Asia	¥6,652	0.3%	¥69,884	2.6%
The Pacific	—	—	—	—
Europe	205	0.0%	5,552	0.2%
The Middle East	19,040	0.9%	1,566	0.1%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	1,788	0.1%	20,877	0.8%
International Organizations, etc.	—	—	—	—

Total	27,684	1.3%	97,879	3.7%

IMPORT LOANS
Asia	—	—	8,208	0.3%
The Pacific	11,650	0.5%	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	3,800	0.2%	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	15,450	0.7%	8,208	0.3%

OVERSEAS INVESTMENT LOANS
Asia	286,182	13.2%	288,246	10.8%
The Pacific	244,428	11.3%	175,438	6.6%
Europe	601,441	27.7%	474,858	17.9%
The Middle East	191,025	8.8%	101,133	3.8%
Africa	71,020	3.3%	12,248	0.5%
North America	207,938	9.6%	288,354	10.9%
Latin America	214,565	9.9%	191,376	7.2%
International Organizations, etc.	—	—	662,078	24.9%

Total	1,816,599	83.7%	2,193,731	82.6%

UNTIED LOANS
Asia	26,250	1.2%	271,094	10.2%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	25,500	1.2%	13,532	0.5%
North America	—	—	—	—
Latin America	53,152	2.4%	50,532	1.9%
International Organizations, etc.	120,623	5.6%	9,160	0.3%

Total	225,525	10.4%	344,317	13.0%

GOVERNMENTAL LOANS(1)
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	—	—

INVESTMENTS
Asia	22,131	1.0%	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	4,019	0.2%	—	—
Latin America	—	—	—	—
International Organizations, etc.	59,527	2.7%	13,040	0.5%

Total	85,677	3.9%	13,040	0.5%

Total loans outstanding	¥2,170,935	100.0%	¥2,657,175	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JFC Act provides that the JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the President & CEO of the JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JFC Act, JBIC’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium-and long-term export credit.

The following table sets forth information concerning the balances of JBIC’s outstanding loans as of March 31, 2009 and 2010.

Loan Balances of the JBIC Operations by Remainder of Term(1)

	As of March 31, 2009		As of March 31, 2010
	(billions of yen)		(billions of yen)
One year or less	¥821	11.5%	¥815	9.6%
More than 1 to 2 years	801	11.2	1,187	14.0%
More than 2 years to 3 years	1,055	14.8	1,182	13.9%
More than 3 years to 4 years	752	10.5	804	9.4%
More than 4 years to 5 years	709	9.9	1,346	15.8%
More than 5 years to 6 years	528	7.4	553	6.5%
More than 6 years to 7 years	481	6.7	494	5.8%
More than 7 years to 8 years	419	5.9	395	4.6%
More than 8 years to 9 years	320	4.5	380	4.5%
More than 9 years to 10 years	301	4.2	335	3.9%
More than 10 years	963	13.5	1,020	12.0%

Total	¥7,151	100.0%	¥8,512	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

JBIC provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Provision of allowance for loan losses, in the fiscal year ended March 31, 2010, amounts to ¥18,853 million.

For the fiscal year ended March 31, 2010, JBIC did not write off loans and devalue securities.

In cases where borrowers indicate that they may be unable to meet payments on their loans, JBIC may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), JBIC considers the related loan to be in arrears immediately to the extent of the defaulted amount.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2010.

Sources of Funds of the JBIC Operations

Year ended March 31,
2010
(In millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(1)	¥906,600
Borrowings from the Foreign Exchange Fund Special Account	967,616
Bonds and Notes with the Government Guarantee(2)	627,464
Bonds and Notes without the Government Guarantee	69,986

(1)	Includes both short-term and long-term borrowings.
(2)	Guaranteed by the Government except for the Fiscal Investment and Loan Program Agency Bond.

The Predecessor and JFC have raised funds for the Predecessor’s international financial account and the JBIC Operations through borrowings from Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In accordance with the government’s policy to reform the Fiscal Investment and Loan Program (“FILP”), the Predecessor began to raise funds in the Japanese domestic capital market on its own creditworthiness, starting in the fiscal year ended March 31, 2002. Specifically, the Predecessor issued bonds with a guarantee from the Government of Japan in the amount of $1.5 billion and bonds without a guarantee from the Government of Japan in the aggregate amount of ¥70 billion in its international financial account during the fiscal year ended September 30, 2008 and JFC did not issue bonds with and without a guarantee from the Government of Japan in the fiscal year ended March 31, 2009. JFC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $6.75 billion and ¥805 billion, and bonds without a guarantee from the Government of Japan in the aggregate amount of ¥186 billion in the fiscal year ended March 31, 2010.

Capital of the JBIC Operations and the Other Domestic Financial Operations

The following table sets forth information concerning the account total assets and equity at the end of the fiscal year ended March 31, 2010.

	(In millions of yen)

	JBIC Operations	Domestic Financial Operations
		Micro Business and Individual Operations	Agriculture, Forestry, Fisheries and Food Business Operations	SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)
Total Assets	¥11,866,899	¥7,200,351	¥2,739,242	¥5,969,993
Net Assets	1,954,826	266,216	328,197	371,792
Capital Stock	1,055,500	626,625	325,400	724,285
Capital Surplus	—	181,500	—	—
Retained Earnings	759,218	(541,908)	2,797	(352,492)

Net Assets /Total Assets	16.47%	3.70%	11.98%	6.23%

	Domestic Financial Operations			JFC Total
	Securitization Support Programs (Purchase-type Operation)	Credit Insurance Programs	Crisis Response Operations
Total Assets	¥23,904	¥2,674,717	¥5,159,153	¥35,634,209
Net Assets	22,551	1,224,551	406,473	4,574,609
Capital Stock	24,476	—	495,511	3,251,797
Capital Surplus	—	2,223,603	—	2,405,103
Retained Earnings	(1,924)	(999,052)	(89,037)	(1,222,398)

Net Assets /Total Assets	94.34%	45.78%	7.88%	12.84%

BIS based capital adequacy ratio for the JBIC Operations at the end of the fiscal year ended March 31, 2010 are set forth in the table below.

(In millions of yen)
2010 Total
Core Capital (Tier I)(A)	¥1,798,115
Supplementary Capital (Tier II) (B)	29,422
Exclusion (C)	—
Total Capital (A)+(B)-(C) (D)	1,827,537
Risk Assets, etc (E)	9,299,455
Total Capital Ratio (D)/(E)	19.65%

Tier I Ratio (A)/(E)	19.33%

Non-performing Loans

JFC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JFC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Law of 1981, as amended (the “Banking Law”). The Banking Law standards require “Risk-monitored Loans” to be disclosed in four categories: (1) bankrupt loans, (2) non-accrual loans, (3) “Loans with interest or principal repayments more than three months in arrears”, and (4) restructured loans. The loan categories can be described in greater detail as follows:

(1)	“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item 3 and 4 of the corporate Tax Law Enforcement Ordinance (Government Ordinance No.97), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for another reason.

(2)	“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(3)	“Loans with interest or principal repayments more than three months in arrears” are loans whose principal or interest payment is more than three months in arrears, and which do not fall under category of “Bankrupt loans” and “Non-accrual loans”

(4)	“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans”, “Non-accrual loans”, and “Loans with interest or principal payments more than three months in arrears”.

The amounts of loans indicated in the table below are the gross amounts prior to the deduction of allowance for possible loan losses.

The following table sets forth the results of JFC’s assessment of its loans according to the Banking Law standards as of March 31, 2010 :

Principal Amount of Non-Performing Loans

Calculated and Disclosed under the Banking Law

	(In millions of yen)
	As of March 31, 2010
	Account for Micro Business and Individual Operations	Account for Agriculture, Forestry, Fisheries and Food Business Operations	Account for SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)	Account for JBIC Operations
Bankrupt loans	¥40,632	¥1,931	¥31,758	¥17,938
Non-accrual loans	146,639	72,648	372,665	257,260
Loans with interest or principal repayments more than three months on arrears	124	2,406	19	59
Restructured loans	465,414	18,824	57,654	91,578

Total	¥652,810	¥95,811	¥462,097	¥366,837

In addition, JFC has assessed its loans and other assets in accordance with disclosure requirements that are based, in all material respects, on the requirements set forth in the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”). The Financial Revitalization Law requires that problem assets be categorized in three categories: (1) bankrupt and quasi-bankrupt assets, (2) doubtful assets and (3) substandard loans, which may be described more fully as follows:

(1)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(2)	“Doubtful Assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

(3)	“Substandard loans” are (a) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (b) restructured loans on which JFC granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”.

The following table sets forth the result of JFC’s assessment of its loan portfolio according to the Financial Revitalization Law standards as of March 31, 2010:

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

	(In millions of yen)
	As of March 31, 2010
	Account for Micro Business and Individual Operations	Account for Agriculture, Forestry, Fisheries and Food Business Operations	Account for SME Loan Programs and Securitization Support Programs (Guarantee-type Operation)	Account for JBIC Operations
Bankrupt and quasi-bankrupt assets	¥133,140	¥16,865	¥91,690	¥17,938
Doubtful Assets	55,021	57,744	313,139	269,613
Substandard loans	465,538	21,231	57,674	91,638

Total	¥653,700	¥95,840	¥462,504	¥379,191

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2010, for which JFC agreed to provide debt relief in the JBIC Operations pursuant to the Paris Club agreements was ¥304,748 million on the JBIC Operations.

In the past, the Predecessor had not categorized the loans rescheduled under the Paris Club agreements, described above, under “Restructured loans.” This practice was based on the assumption that, unlike loans provided by private financial institutions, the Predecessor’s loans, as loans from a public creditor, benefit from an asset securing mechanism under the international framework which accords a high probability of repayment. However, in order to facilitate comparison with private financial institutions, effective from the fiscal year ended March 31, 2005, JFC now classifies its loans in the JBIC Operations rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Past due loans (3 months or more)”, as “Restructured loans”. The amount of such loans as of March 31, 2010, included in “Restructured loans” in the above table, is ¥70,914 million attributable to the JBIC Operations, of which ¥68,242 million represents original principal.

Risk Management– General

JFC, in order to ensure uninterrupted and stable execution of its policy finance functions, deals with risks it faces in a comprehensive manner and seeks to manage them appropriately. JFC devotes significant resources to strengthening its risk management policies and procedures. However, it is not possible through such policies and procedures to predict, identify and effectively manage each and every risk that might arise in connection with those operations. To the extent that risks arise in connection with those operations that cannot be effectively managed under such policies and procedures, JFC’s financial condition and results of operations could be materially and adversely affected.

JFC manages the following types of risks:

•	Credit risk

Credit risk refers to risk of losses arising from a decrease in or disappearance of the value of an asset (including off-balance sheet assets), due to deterioration in creditworthiness or default of the entity to which credit is granted.

•	Credit insurance underwriting risks

Credit insurance underwriting risk refers to risk of losses due to movements in the loss incurrence and recovery rates with respect to loans granted to SMEs under the Credit Insurance Programs that were not anticipated at the time the relevant insurance premiums were set.

•	Market risk

Market risk refers to risk of losses arising from a loss in the value of an asset (including off-balance sheet assets) resulting from changes in market prices, rates, indices, volatilities, correlations or other market factors, such as interest rates, currency exchange rates and stock prices.

•	Liquidity risk

Liquidity risk refers to the potential inability to meet financial obligations as they become due. This risk could arise from an inability to access the secured or unsecured debt markets, a deterioration in JFC’s credit ratings which could raise funding costs, a failure to manage unplanned changes in funding requirements, or a failure to liquidate assets quickly and with minimal loss in value.

•	Operational risk

Operational risk refers to risk of losses arising from improper administration of operations, actions by employees or functioning of systems, or from external events that, for example, disrupt JFC’s operations, resulting in financial and other losses. JFC faces the following types of operational risk:

•

Administrative risk – risk of losses resulting from a failure by an employee to properly discharge his or her administrative responsibilities, or accidents and improper actions committed by an employee.

•	System risk – risk of losses resulting from a malfunction or other failures in JFC’s computer systems or improper use of such systems.

•	Human risk – risk of losses resulting from improper employment, inappropriate workplace and safety conditions, loss of human resources, loss of morale, or insufficient education of employees.

•	Legal risk – risk of losses resulting from violations of law or contracts, entering into improper contracts or incurrence of other legal liabilities.

•	Tangible asset risk – risk of damage to tangible assets due to natural disasters or other events.

•	Reputational risk – risk of losses due to loss of reputation or spread of rumors, resulting in a loss of other parties’ trust in JFC.

Each of JFC’ operations faces a different combination, as well as levels, of the above types of risks compared with the other operations. In light of this, JFC has established and maintains risk management policies and procedures that are administered at the level of each of its operations.

Risk Management – JBIC Operations

With respect to the JBIC Operations, JFC, acting under the name of JBIC, manages major risks in those operations as a policy-lending institution in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion department) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JFC makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JFC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self assessment

As part of its credit risk management, the Predecessor started asset self assessment during the year ended March 31, 2001. JBIC is undertaking self assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange transactions.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

 Yen-denominated loan operations

For the most part, funding for yen-denominated loans is managed at fixed-rate interest. Currently, interest rate risk for yen-denominated loans is limited since maturity of loans and the related funding arrangements are generally matched. In addition, swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation risk.

‚ Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the consistent policy of using interest rate swaps and managing funds with floating interest rates for both loans and related funding arrangements.

Derivatives transactions

Policy for derivatives transactions

JFC engages in derivative transactions solely for the purpose of hedging foreign exchange rate risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2010.

Credit Risk Amounts of Derivatives, etc. for the JBIC Operations

	As of March 31, 2010
	Notional Amount*	Credit Risk
	(billions of yen)
Interest Rate Swaps	¥2,985	¥98
Currency Swaps	3,690	887
Forward Exchange Contracts	0	0
Credit Risk Reductions through Netting	—	(89)

Total	¥6,676	¥896

*	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2010 through the maturity date of the relevant derivative contract.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimize liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JFC borrows under the FILP and issues government-guaranteed bonds in the international capital markets for the JBIC Operation. The Predecessor started to issue bonds without a government guarantee in the domestic capital market in the fiscal year ended March 31, 2002.

Operational Risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimize this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures. In addition, the Audit Department, in charge of internal auditing, inspects the administrative practices of the head office, International Finance Department, West Japan and overseas representative offices.

Computer System Risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Senior Executive Director in charge and heads of the relevant departments.

Proceedings regarding the JAL Group

On January 19, 2010, the Tokyo District Court decided to commence corporate reorganization proceedings for Japan Airlines Corporation, Japan Airlines International Co., Ltd. and JAL Capital Co., Ltd. (together “the JAL group”). JFC has outstanding loans to, and has provided guarantees with respect to certain indebtedness of, Japan Airlines Corporation and Japan Airlines International Co., Ltd. Subsequently, on August 31, 2010, the trustee of the JAL group filed JAL’s proposed reorganization plan with the Tokyo District Court.

As a result of these developments, a portion of the indebtedness owed to JFC by Japan Airlines Corporation and Japan Airlines International Co., Ltd. could become uncollectible.

The amount of claims JFC has against Japan Airlines Corporation and Japan Airlines International Co., Ltd. and the amount of credit insurance JFC has underwritten with respect to certain loans owed by Japan Airlines Corporation as of August 31, 2010 are as described below:

(Note) The credit insurance underwriting JFC provided compensates for a certain portion of losses incurred by specified financial institutions on their loans to third parties.

•	Amounts of secured reorganization claims (koseitampoken) and general reorganization claims (ippankoseisaiken) (JBIC Operations): ¥151,252 million

The above is the sum of secured reorganization claims and general reorganization claims set forth in the proposed reorganization plan filed with the Tokyo District Court on August 31, 2010. The final amount of secured reorganization claims and general reorganization claims will be determined through the corporate reorganization proceedings of the JAL group.

According to the proposed reorganization plan, secured reorganization claims of JFC are ¥143,376 million, most of which is to be paid in equal installments for seven years after 2012 (inclusive). Furthermore, general reorganization claims of JFC are ¥7,876 million, and 87.5% of this amount is to be relinquished by JFC on the day following the day on which the reorganization plan is approved, and the remaining balance after the relinquishment (¥984 million) is to be paid in equal installments for seven years after 2012 (inclusive).

In addition to the secured reorganization claims and general reorganization claims, with respect to aircraft leases under which the JAL group is the lessee, JFC has provided loans, the aggregate principal amount of which was ¥13,701 million as of August 31, 2010, and guarantees, the aggregate principal amount of which was ¥166,279 million as of August 31, 2010. The lease payments under these aircraft leases have continued in accordance with a settlement agreement concluded between the related parties on March 17, 2010, after approval was obtained from the Tokyo District Court on March 16, 2010.

•	Credit Insurance Underwriting (Crisis Response Operations): ¥67,000 million

(80% of this credit insurance underwriting amount, or ¥53,600 million, is covered by credit insurance provided by JFC.)

MANAGEMENT

JFC’s board of directors has the ultimate responsibility for the administration of its affairs. JFC’s articles of incorporation provide for a board of directors of not more than 22 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by the Japanese government as JFC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the competent minister in accordance with the JFC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members, a Governor, two Deputy Governors, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. One of the Deputy Governors (the “President & CEO, JBIC”) presides over the JBIC Operations. The board of directors also elects one or more representative directors from among its members, but such election is subject to the approval of the competent minister. Each of the Governor, Deputy Governor, President & CEO, JBIC and Senior Managing Directors has the authority to represent JFC in the conduct of its affairs. The corporate auditors, or auditors, form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JFC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties. JFC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JFC has selected its independent auditors to audit the financial statements ended March 31, 2010.

JFC’s current directors and corporate auditors as of June 22, 2010, are as follows:

Name	Title
Shosaku Yasui	Governor & CEO
Koichi Hosokawa	Deputy Governor
Hiroshi Watanabe	President & CEO, JBIC
Ryuhei Katsuno	Senior Managing Director
Masatoshi Sakano	Senior Managing Director
Yoshihiko Murase	Senior Managing Director
Yoshihiko Morita	Senior Managing Director (Deputy President, JBIC)
Kazuhiko Bando	Senior Managing Director
Masaki Omura	Managing Director (Managing Director, JBIC)
Hiromichi Tanigawa	Managing Director
Yasutaka Tobita	Managing Director
Yoshio Nakamura	Managing Director
Takuo Murase	Managing Director
Fumio Hoshi	Executive Director (Executive Director, JBIC)
Tetsuo Matsui	Executive Director
Toshio Matsumoto	Executive Director
Hiromi Minagawa	Executive Director
Masaharu Miyahara	Executive Director
Hiroo Motegi	Executive Director
Masami Yoshida	Executive Director
Kunio Nakamura	Executive Director
Sachiko Hayakawa	Executive Director
Katsufumi Nomura	Auditor
Yoichiro Iwakiri	Auditor
Toshio Ikeda	Auditor
Nobuko Takahashi	Auditor

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of JFC, the Predecessor or the Other Predecessors.

FINANCIAL STATEMENTS

JFC’s financial statements as of March 31,2009 and 2010, and the six months period ended March 31,2009 and the fiscal year ended March 31, 2010, prepared in accordance with accounting principles generally accepted in Japan (“Japan GAAP”), are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements. Also, JBIC’s unaudited financial statements as of March 31, 2009 and 2010, and the six months period ended March 31, 2009 and the fiscal year ended March 31, 2010, also prepared in accordance with Japan GAAP, are included as Exhibit 4 to this Annual Report. Furthermore, Exhibit 5 to this Annual Report sets forth unaudited summary financial information of the Predecessor and the Other Predecessors as of and for the years ended March 31, 2007 and 2008, and as of and for the six months ended September 30, 2007 and 2008.

SUPPLEMENTAL INFORMATION

For supplemental information relating to the outstanding bonds of JFC, including those issued by the Predecessor and the Other Predecessors to which JFC succeeded, as of March 31, 2010, see Note 28 of the audited financial statements of JFC included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission.